As filed with the Securities and Exchange Commission on August 24, 2012
Registration No.333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HELIX ENERGY SOLUTIONS GROUP, INC.
(Exact name of registrant as specified in its charter)

Minnesota	95-3409686
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
400 North Sam Houston Parkway East Suite 400 Houston, TX 77060
(Address of principal executive offices and zip code)
(281) 618-0400
(Registrant’s telephone number, including area code)

Helix Energy Solutions Group, Inc. 2005 Long Term Incentive Plan
(as Amended and Restated Effective May 9, 2012)
Helix Energy Solutions Group, Inc. Employee Stock Purchase Plan
 (Full title of the plans)

Alisa B. Johnson
400 North Sam Houston Parkway East, Suite 400
Houston, TX 77060
(281) 618-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Common Stock, no par value	4,300,000(1) 1,500,000(2)	$18.93 $18.93	$81,377,500 $28,395,000	$9,326 $3,254
Total	5,800,000(3)	$18.93	$109,772,500	$12,580

(1)
Represents shares of Common Stock issuable pursuant to the Helix Energy Solutions Group, Inc. 2005 Long Term Incentive Plan (as Amended and Restated Effective May 9, 2012) (the “Amended and Restated 2005 LTIP”).

(2)	Represents shares of common stock issuable pursuant to the Helix Energy Solutions Group, Inc. Employee Stock Purchase Plan (the “ESPP”).

(3)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares of Common stock as may become available for issuance from time to time pursuant to the Amended and Restated 2005 LTIP and the ESPP as a result of stock splits, stock dividends or other adjustments to the outstanding Common Stock of Helix Energy Solutions Group, Inc. (the “Registrant”).

(4)
The registration fee with respect to the shares of Common Stock has been computed in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act, based upon the average of the daily high and low prices of the shares of Common Stock as reported on the New York Stock Exchange on August 22, 2012.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents, which previously have been filed by the Registrant with the Commission, are hereby incorporated by reference and made a part hereof:

(i)     The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on February 24, 2012;

(ii)    The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2012 filed with the Commission on April 25, 2012, and for the fiscal quarter ended June 30, 2012, filed with the Commission on July 25, 2012;

(iii)    The Registrant’s Current Reports on Form 8-K filed with the Commission on January 30, 2012, February 24, 2012, March 7, 2012, March 12, 2012, March 16, 2012 and May 11, 2012; and

(iv)   The description of the Registrant’s Common Stock, no par value, contained in the Registration Statement on Form 8-A, filed with the Commission on June 30, 2006, including any amendment or report filed for the purpose of updating such description;

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters and to be a part hereof from the date of the filing of such documents all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to  be incorporated herein by reference modifies or supersedes such document or such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel

The validity of the shares of Common Stock to be issued under the Amended and Restated 2005 LTIP and the ESPP will be passed upon by Alisa B. Johnson, the Registrant’s Executive Vice President, General Counsel and Corporate Secretary.  Ms. Johnson is a full-time employee of the Registrant, owns less than 1% of the Registrant’s outstanding Common Stock, and is eligible to participate in the Amended and Restated 2005 LTIP and the ESPP and receive shares of Common Stock thereunder.

Item 6.    Indemnification of Directors and Officers

The Registrant’s articles of incorporation contain a provision that eliminates, to the extent currently allowed under the Minnesota Business Corporation Act (“MBCA”), the personal monetary liability of a director to the Registrant and its shareholders for breach of fiduciary duty of care as a director, except in certain circumstances. If a director of the Registrant were to breach such fiduciary duty of care in performing duties as a director, neither the Registrant nor its shareholders could recover monetary damages from the director, and the only course of action available to the Registrant’s shareholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of the fiduciary duty of care. To the extent certain claims against directors are limited to equitable remedies, this provision of the Registrant’s articles of incorporation may reduce the likelihood of derivative litigation against directors for breach of their fiduciary duty of care. Additionally, equitable remedies may not be effective in many situations. If a shareholder’s only remedy is to enjoin the completion of the board of directors’ action, this remedy would be ineffective if the shareholder does not become aware of a transaction or event until after it has been completed. In such a situation, such shareholder would not have effective remedy against the directors.

    The Registrant’s by-laws require it to indemnify directors and officers to the fullest extent permitted under Minnesota law. The MBCA provides that a corporation organized under the MBCA shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined in the MBCA) of the person, against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceedings if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 of the MBCA contains detailed terms regarding such rights of indemnification and reference is made thereto for a complete statement of such indemnification rights.

All of the foregoing indemnification provisions include statements that such provisions are not to be deemed exclusive of any other right to indemnity to which a director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Item 7.    Exemption from Registration Claimed.

     Not applicable.

Item 8.    Exhibits

Reference is made to the Index to Exhibits following the signature page, which Index is hereby incorporated into this item.

Item 9.    Undertakings

(a)    The undersigned Registrant hereby undertakes:

      (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 24(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of each plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on August 24, 2012.

HELIX ENERGY SOLUTIONS GROUP, INC.
By: Name: Title:	/s/Anthony Tripodo
Anthony Tripodo Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Owen Kratz, Anthony Tripodo, and Alisa B. Johnson, and each of them, any of whom may act without the joinder of the other, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/Owen Kratz	President, Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2012
Owen Kratz
/s/Anthony Tripodo Anthony Tripodo	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 24, 2012
/s/Lloyd A. Hajdik	Senior Vice President — Finance and Chief Accounting Officer (Principal Accounting Officer)	August 24, 2012
Lloyd A. Hajdik

Signature	Title	Date

/s/John V. Lovoi	Director	August 24, 2012
John V. Lovoi
/s/ T. William Porter	Director	August 24, 2012
T. William Porter
/s/Nancy K. Quinn	Director	August 24, 2012
Nancy K. Quinn
/s/James A. Watt	Director	August 24, 2012
James Watt

INDEX TO EXHIBITS

Exhibit Number	Description

4.1
2005 Amended and Restated Articles of Incorporation, as amended, of Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 1, 2006

4.2	Second Amended and Restated By-Laws of Registrant, as amended, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 28, 2006
4.3
Helix Energy Solutions Group, Inc. 2005 Long Term Incentive Plan (as Amended and Restated Effective May 9, 2012), incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2012 field with the Commission on July 25, 2012

4.4
Helix Energy Solutions Group, Inc. Employee Stock Purchase Plan dated May 9, 2012, incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2012 field with the Commission on July 25, 2012

5.1 15.1	Opinion of Alisa B. Johnson Acknowledgement Letter of Ernst & Young LLP concerning unaudited interim financial information dated August 24, 2012

23.1	Consent of Ernst & Young LLP
23.2	Consent of Huddleston & Co., Inc.
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Deloitte & Touche LLP
23.5	Consent of Alisa B. Johnson (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained in the signature pages hereto)